Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR END 2013
Record Annual Revenue and Net Income; Strong Operating Efficiencies and Balance Sheet;
Continued New Customer Wins and Revenue Diversification
Spokane Valley, WA— August 20, 2013 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months and full year ended June 29, 2013.
For the fourth quarter of fiscal 2013, Key Tronic reported total revenue of $84.6 million, compared to $96.7 million in the same period of fiscal 2012. For the full year of fiscal 2013, total revenue was $361.0 million, up 4% from $346.5 million for fiscal 2012.
Net income for the fourth quarter of fiscal 2013 was $2.4 million or $0.22 per diluted share, compared to $3.8 million or $0.35 per diluted share for the same period of fiscal 2012. For the full year of fiscal 2013, net income was $12.6 million or $1.15 per diluted share, up 8% from $11.6 million or $1.10 per diluted share for the same period of fiscal 2012.
For the fourth quarter of fiscal year 2013, gross margin was 9% and operating margin was 4%, compared to 10% and 5%, respectively, in the same period of fiscal 2012. For the full year of fiscal 2013, gross margin was 10% and operating margin was 5%, up from 9% and 4%, respectively, for fiscal 2012.
On July 1, 2013, the Company completed its previously announced acquisition of Sabre Manufacturing, a sheet metal fabrication company, for approximately $6.0 million in cash. Sabre enables Key Tronic to offer metal fabrication directly to its customers, in combination with plastic molding, PCB assembly, complete product assembly, design engineering and testing engineering services. The acquisition furthers the Company's strategic focus on providing all the EMS services available from a much larger tier I company, while still bringing the flexibility and high customer service levels of a tier II supplier.
“For fiscal 2013, despite a challenging second half, we achieved record annual revenue and earnings,” said Craig Gates, President and Chief Executive Officer. “After strong year-over-year growth in the first half of fiscal 2013, our revenue in the second half was primarily impacted by the anticipated slowdown from a large customer. At the same time, we saw the continued ramp up of our new programs, while maintaining strong operating efficiencies and significantly strengthening our balance sheet. During fiscal 2013, we increased our cash by over $10 million, fully paid off over $15 million of bank debt and reduced our inventory by approximately $14 million.
“We continue to see a robust pipeline of potential new business and have further diversified our future revenue base during the fourth quarter by winning new customer programs involving automotive, RFID, power supply and off road vehicle equipment. At the end of the fourth quarter of fiscal 2013, we were generating revenue from 183 separate programs and had 56 distinct customers, up from 165 programs and 48 customers a year ago.
“Moving into the first quarter of fiscal 2014, we are currently seeing a reduction in orders from another large customer and a few of our new programs are not ramping up as rapidly as anticipated. Nevertheless, most of our new customer programs continue to steadily ramp up and we expect to see renewed sequential growth during the second quarter. Moreover, our recent acquisition of Sabre is already paying off. It is accretive to our earnings, winning us new business and generating strong interest in our expanded capabilities across our combined customer base.”

Business Outlook
For the first quarter of fiscal 2014, the Company expects to report revenue in the range of $73 million to $78 million, and earnings in the range of $0.15 to $0.20 per diluted share. The expected earnings range assumes an effective tax rate of 30%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-654-5175 or +1-914-495-8527. A 48-hour replay will be available by calling 855-859-2056 or +1 404-537-3406 (Conference ID: 17454857). A replay will also be available on the Company's Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as 'aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets' or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2014. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$84,615	$96,733	$361,033	$346,475
Cost of sales	76,934	87,494	326,521	316,639
Gross profit	7,681	9,239	34,512	29,836
Research, development and engineering expenses	1,352	1,178	5,156	4,444
Selling, general and administrative expenses	2,824	2,812	11,230	11,041
Total operating expenses	4,176	3,990	16,386	15,485
Operating income	3,505	5,249	18,126	14,351
Interest expense, net	25	153	271	510
Income before income taxes	3,480	5,096	17,855	13,841
Income tax provision	1,083	1,285	5,272	2,215
Net income	$2,397	$3,811	$12,583	$11,626
Net income per share — Basic	$0.23	$0.36	$1.20	$1.11
Weighted average shares outstanding — Basic	10,495	10,474	10,490	10,447
Net income per share — Diluted	$0.22	$0.35	$1.15	$1.10
Weighted average shares outstanding — Diluted	10,946	10,843	10,897	10,609

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 29, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,819	$502
Trade receivables, net	47,009	60,709
Inventories	44,664	58,439
Deferred income tax asset	507	5,201
Other	7,508	4,639
Total current assets	110,507	129,490
Property, plant and equipment, net	17,911	17,306
Other assets:
Deferred income tax asset	4,439	2,703
Other	2,273	1,413
Total other assets	6,712	4,116
Total assets	$135,130	$150,912
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,400	$43,025
Accrued compensation and vacation	7,413	6,337
Current portion of other long-term obligations	576	729
Other	3,551	3,163
Total current liabilities	37,940	53,254
Long-term liabilities:
Revolving loan	—	15,011
Deferred income tax liability	1,585	1,094
Other long-term obligations	1,445	2,945
Total long-term liabilities	3,030	19,050
Total liabilities	40,970	72,304
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,502 and 10,481 shares, respectively	43,369	42,372
Retained earnings	49,478	36,895
Accumulated other comprehensive income (loss)	1,313	(659)
Total shareholders' equity	94,160	78,608
Total liabilities and shareholders’ equity	$135,130	$150,912

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